Exhibit 5.1

O’Melveny & Myers LLP	T: +1 212 326 2000	File Number:
1301 Avenue of the Americas	F: +1 212 326 2061	0894720-00002
17th Floor	omm.com
New York, New York 10019

January 9, 2026

Virgin Galactic Holdings, Inc.

1700 Flight Way, 4th Floor

Tustin, California 92782

Re:	Registration of Resale of 68,061,371 Shares of Common Stock of Virgin Galactic Holdings, Inc. by Selling Stockholders

We have acted as special counsel to Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Registration Statement relates to the offering and sale from time to time of up to 68,061,371 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders identified in the Registration Statement (collectively with any of such stockholders’ transferees, pledgees, donees or successors, the “Selling Stockholders”), which consist of (i) up to 31,734,751 shares of common stock (the “Warrant Shares”) issuable to the Selling Stockholders upon the exercise of purchase warrants (“Purchase Warrants”), and (ii) up to 36,326,620 shares of common stock (the “Notes Shares”) issuable to the Selling Stockholders upon one or more mandatory redemptions by the Company of its 9.80% first lien notes due 2028 (the “Notes”), which were issued pursuant to an Indenture, dated as of December 18, 2025 (the “Indenture”), by and among the Company, the subsidiary guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent. The Company issued the Purchase Warrants and the Notes to the Selling Stockholders pursuant to certain Subscription Agreements by and among the Company, the subsidiary guarantors party thereto and the Selling Stockholders.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. As to relevant factual matters, we have relied upon, among other things, the Company’s factual representations in a Company certificate dated as of the date hereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, our reliance upon the assumptions in this letter and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this letter, we are of the opinion that:

1.	The issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company.

2.	Upon the issuance, payment for and delivery of the Warrant Shares in accordance with the Purchase Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

3.	Upon the issuance and delivery of the Notes Shares in accordance with the mandatory redemption provisions of the Indenture, the Notes Shares will be validly issued, fully paid and non-assessable.

Our opinions in paragraphs 2 and 3 assume that, at all times prior to the issuance of the Warrant Shares and the Notes Shares, respectively, the Company will maintain a sufficient number of duly authorized and unissued shares of Common Stock available for the issuance of such shares.

The law covered by this letter is limited to the present law of the State of New York and the present Delaware General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Warrant Shares and the Notes Shares. This letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date hereof and come to our attention or any future changes in laws.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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